EXHIBIT 99.1

CONTACT:
Stanley Wunderlich, CEO
Consulting for Strategic Growth I
Tel: 1-800-625-2236
Fax: 212-337-8089
Email: info@cfsg1.com

FOR IMMEDIATE RELEASE

HOME SYSTEM GROUP COMPLETES ACQUISITION OF
MAJOR HOME APPLIANCES COMPANY
OCEAN WELL PROFIT, INC.

Acquisition Will Expand HSYT Product Offerings, Develop Domestic Chinese Market and Increase R&D Capabilities

LOS ANGELES, January 31, 2007 - Home System Group (OTCBB: HSYT), an international distributor of home appliance products, announced today it has completed the acquisition of Holy (H.K.) Limited, a Hong Kong holding company that owns 100% of Oceanic Well Profit, Inc., China’s largest professional grill manufacturer with annual production capacity valued at US$75 million.

Mr. Li Wei Qiu, CEO and Chairman of the Home System Group, said, “We are very pleased with the prompt completion of this acquisition, first announced in December 2006. Oceanic Well Profit is a distinguished Chinese company with a powerful Research & Development team that constantly produces new high-quality products. These products will complement and enhance Home System’s current offerings to both our international markets and the growing domestic markets in China. We saw substantial increases in sales of our products to all our markets during 2006. With this acquisition, we expect to accelerate our growth with more high-quality products that address new market demands.”

About Oceanic Well Profit

Oceanic Well Profit, located in Zhongshan City, Guangdong Province, China, is a large-scale privately operated enterprise specializing in producing domestic electronic appliances. The company has a total area of 82.5 acres which includes a new 864,000-square-foot workshop with advanced equipment and a staff of 1,200 people. It currently has five production lines which produce 450,000 grills, 3 million water pumps, and 2 million sets of tool and hardware cabinets annually.

In addition, Oceanic Well Profit has a strong Research & Development department focused on enhancing the technical quality and cost-efficiency of producing current products while developing new product lines such as an environmentally friendly restroom toilet separator, an environmentally friendly range hood and an energy efficient BBQ grill.

Other product lines that Oceanic Well Profit will bring to Home System Group include a household soybean milk machine, a patented energy efficient water pump, an energy efficient dishwasher, tool and hardware cabinets, and a fruit juice maker.

About Home System Group

Headquartered in Hong Kong, China, Home System Group (OTCBB: HSYT), through its wholly owned distributor Oceanic International (Hong Kong), Ltd. (OCIL) [no relation to Oceanic Well Profit prior to acquisition], markets home appliances including stainless steel gas grills, residential water pumps, electronic fans, fruit processors, laser printers, and other electrical appliances to retail outlets in the U.S., Europe and Australia. The Company became public through a reverse merger and received its stock trading symbol on October 4, 2006. The Company has opened a sales and marketing office in Los Angeles. Please visit the company website at: www.homesystemgroup.com.
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Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: general economic and business conditions; competition; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of experimental studies; research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of Home System Group Inc.’s Securities and Exchange Commission filings available at http://www.sec.gov.

Pursuant to a October 15, 2006 agreement, Consulting For Strategic Growth I, Ltd. ("CFSG1") provides Home System Group (“the Company”) with consulting, business advisory, investor relations, public relations and corporate development services, for which CFSG1 receives a fixed monthly fee for the duration of the agreement. Independent of CFSG1's receipt of cash compensation from the Company, CFSG1 may choose to purchase the common stock of Home System Group and thereafter sell those shares at any time it deems appropriate to do so. For more information please visit www.cfsg1.com.